Exhibit 99.1

Stereotaxis Reports 2020 First Quarter Financial Results

ST. LOUIS, MO, May 5, 2020 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the first quarter ended March 31, 2020.

“Despite the challenges and disruptions inflicted by COVID-19, Stereotaxis continues to support the patients and physicians that rely on its technology, maintain effective operations, rapidly advance strategic innovations, and protect its financial stability,” said David Fischel, Chairman and CEO.

“Our financial performance late in the quarter was impacted by broad-based reductions in procedure volumes as hospitals globally curtailed activity to lessen infection risk, preserve equipment, and focus their resources on battling the pandemic. This impacted revenue from disposables and temporarily disrupted the completion of certain project-specific service activities. Stereotaxis has responded to the disruptions with broad deployment of TeleRobotic support, leveraging proprietary connectivity technology to enable remote clinical and technical support of robotic electrophysiology practices.”

“While the pandemic has slowed progress on multiple Genesis purchase orders we had expected to announce at this time, we continue to see significant interest in Genesis. Over the last three weeks we hosted 51 physicians from 29 hospitals on TeleRobotic visits to remotely view and test drive the Genesis system. Progress on the two Genesis orders previously announced continues without interruption, with installations and revenue recognition expected in early summer.”

“We continue to make progress on strategic innovations and look forward to finalizing the design of Stereotaxis’ advanced robotically-navigated magnetic ablation catheter in the near term. We are delighted with its performance and the feedback provided by expert physicians.”

“We are addressing the financial impact of COVID-19 by reducing expenses in a manner that ensures long-term financial stability, maintains our organizational capabilities, and does not negatively impact our progress. In April we received a $2.2 million forgivable loan from the government’s Paycheck Protection Program.”

2020 First Quarter Financial Results

Revenue for the first quarter of 2020 totaled $5.8 million compared to $7.0 million in the prior year first quarter. This decrease was primarily due to broad based reductions in procedure volumes in Asia throughout the quarter and in the United States and Europe starting the second week of March. Approximately 30% of the reduced revenue was due to temporarily delayed completion of certain service activities due to travel restrictions.

Gross margin for the first quarter was $4.8 million, or 83% of revenue. Operating expenses in the quarter of $6.9 million were 11% lower than the prior year first quarter. The reduction in operating expenses was predominantly driven by timing of R&D projects and pandemic-related reductions in sales and marketing activities, partially offset by increased non-cash general and administrative expenses. Operating loss and net loss in the first quarter were ($2.1) million and ($2.0) million respectively. Negative free cash flow for the first quarter was ($2.2) million, compared to ($1.8) million in the prior year first quarter.

Cash Balance and Liquidity

At March 31, 2020, Stereotaxis had cash and cash equivalents of $28.0 million and no debt.

Forward Looking Expectations

Given the impact of COVID-19, Stereotaxis is suspending its guidance of robust double-digit revenue growth for the year. The uncertain duration and scope of the pandemic makes it difficult at this time to reliably provide an alternative guidance. While indications point towards a gradual return to more normal procedure activity, drawing conclusions from short-term volatile data is imprudent. Stereotaxis continues to experience significant interest in the recently launched Genesis RMN® System and continues to expect a resurgence of system sales to new and existing hospital customers as the pandemic recedes. In the long-term, increased appreciation and acceptance of TeleRobotic capabilities are expected to accelerate adoption of robotics in interventional medicine.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, May 5, 2020, at 10:00 a.m. Eastern Time. To access the conference call, dial 1-833-423-0423 (US and Canada) or 1-918-922-3067 (International) and give the participant pass code 9794597. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States, including changes in government reimbursement of procedures, dependence upon third-party vendors, timing of regulatory approvals, the impact of the recent coronavirus (COVID-19) pandemic and our response to it, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

investors@stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2020	2019

Revenue:
Systems	$-	$58,051
Disposables, service and accessories	5,509,711	6,710,759
Sublease	246,530	241,065
Total revenue	5,756,241	7,009,875

Cost of revenue:
Systems	65,022	51,163
Disposables, service and accessories	639,863	1,114,360
Sublease	246,530	246,530
Total cost of revenue	951,415	1,412,053

Gross margin	4,804,826	5,597,822

Operating expenses:
Research and development	2,109,170	2,959,219
Sales and marketing	2,915,424	3,309,829
General and administrative	1,832,726	1,468,160
Total operating expenses	6,857,320	7,737,208
Operating loss	(2,052,494)	(2,139,386)

Interest income	80,963	16,566
Net loss	$(1,971,531)	$(2,122,820)
Cumulative dividend on convertible preferred stock	(343,723)	(353,510)
Net loss attributable to common stockholders	$(2,315,254)	$(2,476,330)

Net loss per share attributed to common stockholder:
Basic	$(0.03)	$(0.04)
Diluted	$(0.03)	$(0.04)

Weighted average number of common shares and equivalents:
Basic	69,870,040	59,196,652
Diluted	69,870,040	59,196,652

STEREOTAXIS, INC.

BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,024,723	$30,182,115
Accounts receivable, net of allowance of $401,692 and $380,212 at 2020 and 2019, respectively	4,615,078	5,329,577
Inventories, net	3,170,140	1,847,530
Prepaid expenses and other current assets	1,390,503	1,470,922
Total current assets	37,200,444	38,830,144
Property and equipment, net	220,324	250,443
Operating lease right-of-use assets	3,790,044	4,286,064
Long-term receivables	95,483	-
Other assets	196,674	218,103
Total assets	$41,502,969	$43,584,754

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,002,297	$2,099,097
Accrued liabilities	2,342,197	2,721,104
Deferred revenue	5,266,715	5,092,455
Current portion of operating lease liabilities	2,255,875	2,248,189
Total current liabilities	11,867,084	12,160,845

Long-term deferred revenue	510,689	554,258
Operating lease liabilities	1,585,928	2,089,537
Other liabilities	255,517	255,517
Total liabilities	14,219,218	15,060,157

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 22,918 and 23,110 shares outstanding at 2020 and 2019, respectively	5,709,027	5,758,190
Stockholders’ equity:
Convertible preferred stock, Series B, par value $0.001; 10,000,000 shares authorized, 5,610,121 shares outstanding at 2020 and 2019	5,610	5,610
Common stock, par value $0.001; 300,000,000 shares authorized, 69,040,781 and 68,529,623 shares issued at 2020 and 2019, respectively	69,041	68,530
Additional paid-in capital	504,990,377	504,211,040
Treasury stock, 4,015 shares at 2020 and 2019	(205,999)	(205,999)
Accumulated deficit	(483,284,305)	(481,312,774)
Total stockholders’ equity	21,574,724	22,766,407
Total liabilities and stockholders’ equity	$41,502,969	$43,584,754